Exhibit 99.2

Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s 2014 fourth quarter and year end conference call. My name is Mike Hays, the Company’s CEO. Joining me on the call today is Kevin Karas, our Chief Financial Officer.

Before we continue, I would ask Kevin to review conditions related to any forward-looking statements that may be made as part of today’s call. Kevin.

Kevin :

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Kevin. And again, welcome everyone.

During 2014, we experienced increased adoption of our product offerings with the most notable traction occurring in the last half of the year. That momentum continues today and the upside to the business overall feels a lot different today than a year ago.

I will return to this theme after Kevin covers our fourth quarter and year-end financials.

Kevin

Thank you, Mike.

Net new sales of $6.5 million were added in the fourth quarter of 2014, including $400,000 for Customer Connect. Total contract value at the end of the fourth quarter was $107.0 million, which includes $4.0 million of total contract value for Customer Connect. Subscription-based revenue agreements represented 87% of the total contract value at year end.

Revenue for the fourth quarter 2014 was $25.1 million, an increase of 10% over the fourth quarter of 2013. Revenue growth for the quarter included $95,000 related to the Digital Assent acquisition. The remaining revenue growth was comprised entirely of organic sources and driven by a combination of continued gains in market share and vertical growth from increasing contract value in our existing client base.

Consolidated operating income for the fourth quarter of 2014 was $6.4 million or 26% of revenue, compared to $6.0 million or 26% of revenue for the same period last year.

Total operating expenses for the fourth quarter increased from $16.9 million in 2013 to $18.7 million in 2014.

Direct expenses increased to $10.8 million for the fourth quarter 2014, compared to $9.6 million for the same period in 2013. Incremental direct expenses totaling $378,000 were incurred in the fourth quarter related to the Digital Assent acquisition and launch of the new Reputation product offering. Direct expenses as a percent of revenue were 43% for the fourth quarter of 2014 compared to 42% of revenue in 2013. Looking ahead to 2015, we expect to incur incremental direct expenses of approximately $400,000 per quarter for the first half of the year related to the Reputation product offering. For the full year of 2015, direct expenses are expected to average 42% of revenue.

Selling, general and administrative expenses increased to $6.9 million, or 27% of revenue, for the fourth quarter 2014, compared to $6.3 million or 28% of revenue for the same period in 2013. Incremental SG&A expenses totaling $446,000 were incurred in the fourth quarter for acquisition costs and the launch of the Reputation product offering.

For 2015, we expect to incur incremental SG&A expenses in the range of $300,000 to $400,000 per quarter for the first half of the year related to the Reputation product offering. Consolidated SG&A expense is expected to average in the 25 to 26% of revenue range for the full year of 2015.

Depreciation and amortization expense for the fourth quarter 2014 was $995,000, compared to $944,000 for the fourth quarter of 2013. Depreciation and amortization expense was 4% of revenue for the fourth quarter 2014 and is expected to continue at 4% of revenue for the full year 2015.

The provision for income taxes totaled $2.3 million for the fourth quarter 2014, compared to $2.2 million for the same period in 2013. The effective tax rate was 35.7% for the fourth quarter of 2014, compared to 36.6% for the fourth quarter of 2013. The effective tax rate is expected to average in the 35 to 36% range for the full year 2015.

Net income for the fourth quarter 2014 increased by 9% to $4.1 million, compared to $3.8 million in 2013. Net income margin for the fourth quarter was 16% in both 2014 and 2013. For the fourth quarter 2014, combined non-GAAP diluted earnings per share were $0.17, compared to $0.15 for the fourth quarter of 2013.

With that I’ll turn the call back to Mike.

Mike:

Thank you, Kevin.

Let me return to the momentum we are seeing in the market for NRC products.

As we discussed last quarter, healthcare systems are increasingly competitive in the race to engage the customer and establish themselves as the patient’s lifelong brand for healthcare. However, many of the strategies being used are misguided.

For example, all too many hospitals still promote their high-tech capabilities for treating the rarest conditions, assuming that what matters to the hospital’s medical staff specialist, is also the lever that builds consumer preference and brand loyalty.

Consumers, on the other hand, are demanding that healthcare providers redefine themselves and become far savvier in understanding and meeting their changing needs. Among the changing realities is the massive increase in consumers’ out-of-pocket costs for healthcare services. Every day for every other product and service, consumers make value-based purchase decisions and healthcare is not immune anymore.

Consumers are rapidly applying what they have come to expect in other service industries as they strive to compare value across healthcare providers. And what they expect from healthcare providers is to be far more convenient and provide readily available information on quality and cost.

Ninety-nine percent of consumers’ healthcare decisions are not about high tech for rare conditions. They are all about making informed decisions to navigate and experience healthcare services in everyday life.

Comparable air fares, Trip Advisor and Open Table created a far more empowered consumer and changed how travel is experienced and decisions are made. Consumers are demanding the same, if not more, robust information and tools from whoever becomes their preferred healthcare brand.

For the most progressive healthcare systems, they understand this and are rapidly adopting comparable costs and Trip Advisor and Open Table equivalents. It is within this orbit we see accelerating momentum for the company. Products like Market Insights, Connect, Reputation Management and Picker Experience offerings come together to provide a compelling platform to enable NRC clients to address consumers’ needs.

Take, for example, one component of the platform patient experience measurement. Today, well over $300 million annually is spent by hospitals and healthcare systems to collect CAHPS-type patient experience data, however, only 4.7% of households in the country have used it.

While CAHPS requirements have value, these regulatory mandates could be satisfied with a total annual spend of $30 million. Our bet is redirecting $270 million of the current annual spend to more timely, relevant and accessible feedback, will empower more consumers and garner greater brand equity. For this reason, contemporary enterprise-wide feedback platforms with a variety of use cases, combined with market metrics and tools to build brand loyalty are becoming highly attractive to the market.

_______________, I would now like to open the call to questions.

Closing Statement – Mike:

Thank you for your time today. We look forward to reporting our progress next quarter.

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